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Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 14, 1999)                    SEC File No. 333-86153


                                 $166,825,000

                                  ALPHARMA INC.
                3% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2006


         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated October 14, 1999, forming a part of the Registration Statement on Form S-3 (Registration No. 333-86153). Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

         The purpose of this Prospectus Supplement is to amend and supplement the information set forth in the Prospectus regarding the selling securityholders. The following table sets forth the name of each additional selling securityholder and (i) the amount of notes each selling securityholder listed below owns as of January 6, 2000; (ii) the maximum amount of notes that each selling securityholder listed below may offer for his account under this Prospectus; (iii) the amount of common stock owned by each selling securityholder listed below as of January 6, 2000; and (iv) the maximum amount of common stock that may be offered for the account of each selling securityholder listed below under this Prospectus. Each of such selling securityholder named below acquired notes in the amount reflected in the table below from a selling securityholder named in the Prospectus. The respective selling securityholders have furnished all of the information regarding beneficial ownership to us. Beneficial ownership of the notes and common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act of 1934.



                                                AGGREGATE                     PRINCIPAL                             NO. OF
                                                PRINCIPAL                     AMOUNT OF             NO. OF          SHARES
                                                AMOUNT OF         % OF      NOTES OFFERED           SHARES          OFFERED
        NAME OF SELLING SECURITY HOLDER           NOTES          CLASS         HEREBY               (1)(2)          HEREBY
        -------------------------------           -----          -----         ------              -------          -------
Bear Stearns & Company, Inc.................... $6,500,000       3.82       $6,500,000             202,429          202,429

CALAMOS Market Neutral Fund - CALAMOS
Investment Trust...............................     60,000        .04           60,000               1,869            1,869

CommerzBank AG.................................  2,000,000       1.18        2,000,000              62,285           62,285

Consulting Group Capital Markets Funds.........    125,000        .07          125,000               3,893            3,893

D.E. Shaw......................................  2,000,000       1.18        2,000,000              62,285           62,285

Deutsche Bank Securities.......................  1,200,000        .71        1,200,000              37,371           37,371

Forest Fulcrum Fund LP.........................  1,500,000        .88        1,500,000              46,714           46,714

Forest Alternative Strategies Fund II LP Series
A5I............................................     70,000        .04           70,000               2,180            2,180

Forest Alternative Strategies Fund II LP Series
A5M............................................     30,000        .02           30,000                 934              934


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


Forest Global Convertible Fund Series A5.......  2,810,000        1.65        2,810,000               87,511          87,511

Goldman Sachs and Company......................  1,150,000         .67        1,150,000               36,926          36,926

J.P. Morgan Securities Inc.....................  4,225,000        2.48        4,225,000              135,665         135,665

Libertyview Funds, L.P.........................  1,000,000         .59        1,000,000               31,143          31,143

LLT Limited....................................     40,000         .02           40,000                1,246           1,246

Nomura Securities International, Inc...........  4,750,000        2.79        4,750,000              147,929         147,929

Salomon Brothers Asset Management, Inc.........  3,000,000        1.76        3,000,000               93,429          93,429

Sylvan, IMA LTD C/O Forest Investment
Management LLC.................................    550,000         .32          550,000               17,128          17,128

SoundShore Holdings Ltd........................  1,500,000         .88        1,500,000               46,714          46,714

SoundShore Opportunity Holding Fund Ltd........  1,500,000         .88        1,500,000               46,714          46,714

SoundShore Strategic Holding Fund Ltd..........    500,000         .29          500,000               15,571          15,571

White River Securities LLC.....................  6,500,000        3.82        6,500,000              202,429         202,429

                  TOTAL........................$39,010,000       24.09      $39,010,000            1,282,365       1,282,365


(1) All share amounts shown represent less than 1% of the outstanding Class A common stock.

(2) Reflects the shares of common stock into which the notes held by such selling securityholder are convertible at the initial conversion rate. The conversion price and the number of shares of common stock issuable upon conversion of the notes may be adjusted under certain circumstances. Assumes conversion of the full amount of notes held by the selling securityholder at the initial conversion rate into Class A common stock and the offering of all of these shares.

         No estimate can be given as to the amount of the notes and common stock that will be held by the selling securityholders at the end of sales of these notes because the selling securityholders may offer all or portions of the notes or shares of common stock acquired through conversion of these notes. Additionally, the selling securityholders named above may have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act of 1933. These sales would affect the data in the table above.

         We may from time to time supplement or amend the Prospectus to reflect the required information concerning and transferee, pledgee, donee or successor to the selling securityholders named in the prospectus.

         The date of this Prospectus Supplement is January 6, 2000.



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